EXHIBIT 11


                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE


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                                                                        Year Ended                        Nine Months Ended
                                                                       December 31,                         September 30,
                                                               ----------------------------          ---------------------------
                                                                  1994            1995                 1995             1996
                                                                ---------      ----------            ---------        ---------

Net loss applicable to common stock .....................     $ (12,974,175)     $ (11,693,454)     $  (8,853,346)   $  (8,888,174)

Deemed dividend upon conversion
  of preferred stock ....................................              --                 --                 --         (5,431,871)
                                                              -------------      -------------      -------------    -------------

Net loss applicable to common stock .....................     $ (12,974,175)     $ (11,693,454)     $  (8,853,346)   $ (14,320,045)
                                                              =============      =============      =============    =============

Weighted average shares of
  common stock outstanding ..............................         1,404,212          1,426,049          1,408,559       10,463,149

Shares related to Staff Accounting Bulletin topic 4D:

Stock options and warrants ..............................           897,836            897,836            897,836             --
                                                              -------------      -------------      -------------    -------------

Shares used in computing net loss per share .............         2,302,048          2,323,885          2,306,395       10,463,149
                                                              =============      =============      =============    =============

Net loss per share ......................................     $       (5.64)     $       (5.03)     $       (3.84)   $       (1.37)
                                                              =============      =============      =============    =============

Pro Forma

Net loss applicable to common stock .....................     $ (12,974,175)     $ (11,693,454)     $  (8,853,346)
                                                              =============      =============      =============

Calculation of shares outstanding for computing pro forma net loss per share:

Shares used in computing net loss per share .............         2,302,048          2,323,885          2,306,395

Adjusted to reflect the effect of the
  assumed conversion of preferred stock .................         4,690,955          5,293,585          5,217,773
                                                              -------------      -------------      -------------

Shares used in computing pro forma net
  loss per share ........................................         6,993,003          7,617,470          7,524,168
                                                              =============      =============      =============

Pro forma net loss per share ............................     $       (1.86)     $       (1.54)     $       (1.18)
                                                              =============      =============      =============


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